SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                          SPANLINK COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


        MINNESOTA                                       41-1618845
(State of incorporation)                   (I.R.S. Employer Identification No.)


                              ONE MAIN STREET S.E.
                          MINNEAPOLIS, MINNESOTA 55414
              (Address of Principal Executive Offices and Zip Code)


                          SPANLINK COMMUNICATIONS, INC.
                             1996 OMNIBUS STOCK PLAN
                            (Full title of the plan)

                                  Brian P. King
                             Chief Financial Officer

                              One Main Street S.E.
                          Minneapolis, Minnesota 55414
                            Telephone (612) 362-8000
                      (Name, address, and telephone number,
                   including area code, of agent for service)

                                      Calculation of Registration Fee
======================================================================================================
                                                  Proposed             Proposed
                                                   maximum               maximum            Amount of
Title of securities         Amount to be        offering price          aggregate         registration
 to be registered           registered(1)        per share(2)       offering price(2)          fee
------------------------------------------------------------------------------------------------------
Common Stock               750,000 shares           $3.44              $2,580,000            $889.66
(no par value)
------------------------------------------------------------------------------------------------------

(1) Consists of 750,000 shares reserved for awards and for issuance upon exercise of options that have been or may be granted under the Spanlink Communications, Inc. 1996 Omnibus Stock Plan (the "Plan"). Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate number of shares which may be offered or sold pursuant to the Plan as a result of the operation of the provisions of the Plan intended to prevent dilution in the event of stock splits, consolidations or similar changes in capital stock.

(2) Estimated solely for purposes of computing the registration fee. In accordance with Rule 457(c) and (h)(1), the price used is the average of the bid and asked price of the Common Stock as traded on the Nasdaq SmallCap Market on October 25, 1996.




                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended, the document containing the information specified in Part I of Form S-8 will be distributed to persons who receive grants or awards under the 1996 Omnibus Stock Plan (the "Plan"). That disclosure document constitutes a Section 10(a) prospectus and is incorporated by reference in this Registration Statement, but it is not being filed with the Commission either as part of this Registration Statement or as a prospectus or prospectus supplement.




                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT



ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Spanlink Communications, Inc. (the "Company") are incorporated herein by reference:

                  (a) The Company's latest prospectus dated April 29, 1996 filed pursuant to Rule 424 of the Securities Act.

                  (b) All other reports and documents filed by the Company under Sections 13, 14, or 15(d) of the Securities Exchange Act of 1934 since the filing of the latest prospectus dated April 29, 1996, filed pursuant to Rule 424 of the Securities Act.

                  (c) A description of the Company's Common Stock and Undesignated Preferred Stock is set forth under the caption "Description of Securities" of the Registrant's registration statement on Form SB-2 (Registration Number 333-02022-C).

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.


ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         There are no interests of any experts to be disclosed herein.


ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 302A.521, Minnesota Statutes, the Company is required to indemnify its directors, officers, employees and agents against liability under certain circumstances, including liability under the Securities Act of 1933, as amended (the "Act"). Section 5.5 of the Company's Articles of Incorporation provide that a director of the Company shall not be liable for monetary damages for a breach of such director's fiduciary duty, except for a breach of the duty of loyalty, acts not in good faith or in knowing violation of law, violations of state securities laws, or for actions from which the director derived an improper personal benefit. The general effect of such provisions is to relieve the directors and officers of the Company from personal liability which may be imposed for certain acts performed in their capacity as directors or officers of the Company, except where such persons have not acted in good faith.

         As permitted under Minnesota Statutes, the Articles of Incorporation of the Company provide that directors shall have no personal liability to the Company or to its shareholders for monetary damages arising from breach of the director's duty of care in the affairs of the Company. Minnesota Statutes do not permit elimination of liability for breach of a director's duty of loyalty to the Company or with respect to certain enumerated matters, including payment of illegal dividends, acts not in good faith, and acts resulting in an improper personal benefit to the director.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Incentive stock options were granted to purchase 362,713 shares of the Company's common stock in reliance upon Section 4(2) of the Securities Act of 1933, as amended.

         Nonqualified stock options were granted to purchase 336,500 shares of the Company's common stock in reliance upon Section 4(2) of the Securities Act of 1933, as amended.


ITEM 8.  EXHIBITS


     Exhibit No.                         Description
     -----------                         -----------



4.1                     Spanlink Communications, Inc. 1996 Omnibus Stock Plan

5.1                     Opinion and consent of Counsel

23.1                    Consent of Price Waterhouse LLP

23.3                    Consent of Counsel (contained in Exhibit 5.1)

24 Power of Attorney (included in the signature page to this Registration Statement)


ITEM 9.  UNDERTAKINGS

         (a) Rule 415 Offering.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference.


         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h) Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on October 28, 1996.


                                   SPANLINK COMMUNICATIONS, INC.
                                   REGISTRANT



                                   By /s/ Brett A. Shockley
                                      ----------------------------------------
                                      Name:  Brett A. Shockley
                                      Title:   Chief Executive Officer




                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brett A. Shockley and Patrick P. Irestone, each or either of them, his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below on October 28, 1996, by the following persons in the capacities indicated:


               Name                                       Title
               ----                                       -----



/s/ Brett A. Shockley                            Chairman of the Board, Chief
-------------------------------                  Executive Officer, Director
Brett A. Shockley                                (PRINCIPAL EXECUTIVE OFFICER)


/s/ Patrick P. Irestone                          President and Chief Operating
-------------------------------                  Officer, Director
Patrick P. Irestone                              (PRINCIPAL EXECUTIVE OFFICER)


/s/ Brian P. King                                Chief Financial Officer
-------------------------------                  (PRINCIPAL FINANCIAL OFFICER)
Brian King


/s/ Thomas F. Madison                            Director
-------------------------------
Thomas F. Madison


/s/ Joseph D. Mooney                             Director
-------------------------------
Joseph D. Mooney


/s/ Bruce E. Humphrey                            Director
-------------------------------
Bruce E. Humphrey


/s/ Loren A. Singer, Jr.                         Director
-------------------------------
Loren A. Senger, Jr.